EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-85842 and No. 333-140992) on Form S-8 of our report dated June 18, 2014, which appears in this annual report on Form 11-K of Crown Cork & Seal Company, Inc. Retirement Thrift Plan for the year ended December 31, 2013.

/s/ ParenteBeard LLC
Philadelphia, Pennsylvania
June 18, 2014